Exhibit 10.18

MEREDITH SUPPLEMENTAL BENEFIT PLAN

(As Amendment and Restated as of January 1, 2001)

SECTION 1

Introduction

1.1. The Plan, the Company, the Meredith Companies. This MEREDITH SUPPLEMENTAL BENEFIT PLAN (the "Supplemental Plan") has been established by MEREDITH CORPORATION, an Iowa corporation (the "Company"), effective as of September 1, 1989 (the "Effective Date"), and has been amended and restated effective as of January 1, 2001. The term "Meredith Companies" as used in this Supplemental Plan means the Company and its subsidiaries.

1.2. Prior Plan, Retirement Plan and Replacement Plan. The Company maintained a defined benefit plan intended to meet the requirements of a "qualified plan" under Section 401(a) of the Internal Revenue Code known as Restated Retirement Income Plan for Employees of Meredith Corporation (GA 31147), which plan, as amended and in effect on August 31, 1989, is referred to in this Supplemental Plan as the "Prior Defined Benefit Plan". The Prior Defined Benefit Plan was amended and restated effective as of September 1, 1989 as Meredith Employees' Retirement Income Plan (the "Cash Balance Plan"). The Cash Balance Plan continues to be a qualified defined benefit plan but the benefit formula contained in the Prior Defined Benefit Plan and the other provisions of the Prior Defined Benefit Plan were substantially modified in order that the Cash Balance Plan would become what is commonly referred to as a "cash balance" type defined benefit plan. The Company also maintains the Meredith Replacement Benefit Plan (the "Replacement Plan"), a nonqualified plan that is intended to provide the additional benefits that eligible employees (or their beneficiaries) would have become entitled to under the Cash Balance Plan upon their retirement or other termination of employment on or after September 1, 1989 but for the limitation on the amount of compensation taken into account in computing benefits that is imposed by Section 401(a)(17) of the Internal Revenue Code (the "Compensation Limitation") and the maximum benefit limitations imposed by Section 415 of the Internal Revenue Code (the "Maximum Benefit Limitations").

1.3. Purpose of the Plan. The purpose of this Supplemental Plan, a non-qualified plan, is to provide for Covered Participants as defined in Section 2.1 and the beneficiaries of Covered Participants who die while employed by The Meredith Company the excess, if any, of the benefits they would have become entitled to under the Prior Defined Benefit Plan if it had continued in effect after August 31, 1989 (but with such benefits determined on the basis of their "Compensation" and "Average Compensation" as those terms are defined in Sec. 2.5(a) and with such benefits determined as though the short service percentage were calculated with a denominator of 240) over the actual benefits they become entitled to under the Cash Balance Plan and the Replacement Plan.

1.4. Employer. The Company shall be the only "Employer" under this Supplemental Plan on the effective date. By writing filed with the Administrator, the Chief Executive Officer of the Company at any time or times after the Effective Date may designate a subsidiary of the Company that is an employer under the Cash Balance Plan as an "Employer" under this Supplemental Plan.

1.5. Plan Administration. This Supplemental Plan shall be administered by a person or persons designated at any time or from time to time by the Chief Executive Officer of the Company. The person or persons so designated shall be known as the Administrator. Subject to the provisions set forth herein, the Administrator shall have full power to construe and interpret the Supplemental Plan and any agreement or instrument entered into under the Supplemental Plan; to establish, amend or waive rules and regulations for the Supplemental Plan's administration and to make other determinations which may be necessary or advisable for the administration of the Supplemental Plan. All determinations and decisions of the Administrator as to any disputed question arising under the Supplemental Plan, including questions of construction and interpretation, shall be final, conclusive and binding on all parties. Each person who is or shall have been designated to serve as Administrator shall be indemnified and held harmless by the Company against and from all loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party, or in which such person may be involved by reason of any action taken or failure to act under this Supplemental Plan. The Company shall, subject to the requirements and limitations of Iowa law, pay such loss, cost, liability or expense imposed on or incurred by such person promptly upon demand by such person, whether or not such person has actually advanced such amount prior thereto. The Company shall also indemnify each such person who is or shall have been designated to serve as Administrator against and from any and all amounts paid by such person in settlement thereof, with the Company's approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

SECTION 2

Participation and Supplemental Benefits

2.1. Participation. The Chief Executive Officer of the Company shall be a "Covered Participant" under this Supplemental Plan. Subject to the conditions and limitations of this Supplemental Plan, any other employee of an Employer under this Supplemental Plan who is a participant in both the Cash Balance Plan and the Replacement Plan will become a "Covered Participant" under this Supplemental Plan only if the employee is designated as such by the Chief Executive Officer of the Company by writing filed with the Administrator. The effective date of the employee's participation in this Supplemental Plan shall be specified in such designation.

2.2. Discontinuance of Participation During Employment. The Chief Executive Officer of the Company, by writing filed with the Administrator, may revoke prospectively any prior designation of an employee as a Covered Participant under this Supplemental Plan. In such event, if the Chief Executive Officer of the Company does not subsequently reinstate the employee as a Covered Participant under this Supplemental Plan before the employee's termination of employment with the Meredith Companies, the employee shall be deemed to have continued as a Covered Participant but the benefits, if any, otherwise payable under this Supplemental Plan to or with respect to such terminated employee, as determined in accordance with the provisions of subsection 2.5 or 2.6, whichever applies, shall be adjusted as provided in subsection 2.7.

2.3. Supplemental Benefits, Supplemental Death Benefits, and Actuarially Equivalent Benefits. The benefits that become payable to a Covered Participant under this Supplemental Plan, as determined as provided below in this Section 2, are referred to as "Supplemental Benefits". The benefits a Beneficiary (as defined in Section 3.1) of a Covered Participant becomes entitled to receive under this Supplemental Plan, as determined as provided below in this Section 2, are referred to as "Supplemental Death Benefits". For purposes of this Supplemental Plan, "actuarially equivalent" benefits shall be calculated on the basis of the actuarial factors, assumptions and tables applied for the same or similar purposes under the Cash Balance Plan, as determined by the Administrator.

2.4. Entitlement to Supplemental Benefits and Supplemental Death Benefits. If a Covered Participant terminates from employment with the Meredith Companies prior to death but at or after attaining age 55 and completing seven or more years of Vesting Service (as defined below) and if the Covered Participant is entitled to receive a retirement benefit under the Cash Balance Plan, the Covered Participant will be entitled to Supplemental Benefits under this Supplemental Plan as determined in accordance with subsection 2.5 (but as adjusted as provided in subsection 2.7 if the provisions of that subsection are applicable to that Covered Participant). If death benefits become payable under the Cash Balance Plan to a Covered Participant's spouse or other Beneficiary as a result of the Covered Participant's death during employment with a Meredith Company, but after the Covered Participant had attained age 55 and had completed seven or more years of Vesting Service, the Covered Participant's Beneficiary shall be entitled to Supplemental Death Benefits under this Supplemental Plan as determined in accordance with subsection 2.6 (but as adjusted as provided in subsection 2.7 if the provisions of that subsection are applicable to the Beneficiary). The term "Vesting Service" as used in this subsection means Vesting Service as that term is defined and used in the Cash Balance Plan. Based upon a recommendation from the Company's Chief Executive Officer, the Compensation/Nominating Committee of the Company's Board of Directors may determine, in its sole discretion and strictly for purposes of this Supplemental Plan, to credit any Covered Participant with more years of Vesting Service than would otherwise be determined under the provisions of the Cash Balance Plan. The amount of additional Vesting Service and the time when it is credited shall be determined by the Compensation/Nominating Committee and need not be the same for all Covered Participants.

2.5. Amount of Supplemental Benefits. Subject to the conditions and limitations of this Supplemental Plan, the Supplemental Benefits a Covered Participant becomes entitled to receive under this Supplemental Plan upon termination of employment with the Meredith Companies for a reason other than death shall be in an amount equal to the excess, if any, of the amount calculated in accordance with subparagraph (a) next below over the amount calculated in accordance with subparagraph (b) next below:

(a) The single-sum actuarially equivalent value of what the Covered Participant's accrued benefit would have been under the Prior Defined Benefit Plan as of the first day of the month that next follows the Covered Participant's termination of employment (as defined in the Cash Balance Plan), if the Prior Plan had continued in effect after August 31, 1989, but assuming (i) the Prior Defined Benefit Plan required that such accrued benefit be calculated on the basis of the Covered Participant's "compensation" (as defined in the Cash Balance Plan) and "Average Compensation" (as defined below), except that payments received under the Meredith Corporation 1980 Long Term Incentive Plan and any successor plan thereto shall be disregarded in determining such amounts (rather than calculating such benefits on the basis of the Covered Participant's "monthly compensation" and "average compensation" as those terms were defined in the Prior Defined Benefit Plan), and (ii) the Compensation Limitation and Maximum Benefit Limitations were not required to be applied in determining such accrued benefit, and (iii) the Covered Participant's "Short Service Percentage" under the Prior Defined Benefit Plan shall mean an adjustment applied to determine a Covered Participant's accrued benefit, which shall, on any date, be equal to the quotient (to four decimal places) of (1) divided by (2):

(1) the Covered Participant's Credited Service, converted to whole months;

(2) 240;

provided that the Short Service Percentage will not exceed 100%.

(b) The amount of the single-sum distribution actually payable from the Cash Balance Plan and from the Replacement Plan as of the first day of the month that next follows the Covered Participant's termination of employment (as defined in the retirement plan).

For this purpose, "Average Compensation" means the monthly average of a Covered Participant's compensation from the Meredith Companies for the five consecutive calendar years (or total consecutive calendar years, if less than five) during the Covered Participant's period of participation in this Supplemental Plan that provide the highest average within the ten consecutive calendar years that immediately precede the calendar year of the Covered Participant's termination of employment (or the ten consecutive calendar years that end with the calendar year of the Covered Participant's termination of employment if inclusion of that calendar year within the five year (or lesser) period described above would result in the highest average compensation for the Covered Participant). Such monthly average will be determined by dividing the Covered Participant's aggregate compensation for the five (or less) year period described above by the number of months in such period.

The term "Credited Service" as used in this subsection means Credited Service as that term is defined and used in the Prior Defined Benefit Plan. Based upon a recommendation from the Company's Chief Executive Officer, the Compensation/Nominating Committee of the Company's Board of Directors may determine, in its sole discretion and strictly for purposes of this Supplemental Plan, to credit any Covered Participant with more years of Credited Service than would otherwise be determined under the provisions of the Prior Defined Benefit Plan. The amount of additional Credited Service and the time when it is credited shall be determined by the Compensation/Nominating Committee and need not be the same for all Covered Participants.

2.6. Amount of Supplemental Death Benefits. Subject to the conditions and limitations of this Supplemental Plan, the Supplemental Death Benefits the Beneficiary of a Covered Participant becomes entitled to receive under this Supplemental Plan as a result of the Covered Participant's death while employed by one of the Meredith Companies shall be in an amount equal to the excess, if any, of the amount calculated in accordance with subparagraph (a) next below over the amount calculated in accordance with subparagraph (b) next below:

(a) The single-sum actuarially equivalent value of the qualified preretirement survivor annuity (as defined in the Prior Defined Benefit Plan) or other death benefits that would have been payable to the Beneficiary under the Prior Defined Benefit Plan as of the first day of the month that next follows the date of the Covered Participant's death if the conditions specified in Sec. 2.5(a) were met.

(b) The amount of the single-sum distribution actually payable to the Beneficiary from the Cash Balance Plan and from the Replacement Plan as of the first day of the month that next follows the date of the Covered Participant's death.

2.7. Adjustment of Supplemental Benefits and Supplemental Death Benefits. If pursuant to subsection 2.2 the Chief Executive Officer of the Company revokes a prior designation of an employee as a Covered Participant under this Supplemental Plan, the benefits payable under this Supplemental Plan to or with respect to that employee upon termination from employment with the Meredith Companies (including death while an employee) shall be the amount determined in accordance with subsection 2.5 or 2.6, whichever applies, but the accrued benefit of the Covered Participant under subparagraph 2.5(a) or 2.6(a) shall be determined as of the effective date of the revocation of the employee's designation as a Covered Participant as if termination of employment had occurred on that date.

2.8. Payment of Supplemental Benefits. Supplemental Benefits that a Covered Participant becomes entitled to receive under this Supplemental Plan on account of termination of employment for a reason other than death shall become payable on the earliest date on which the Covered Participant would have been entitled to receive those benefits, or to begin receiving those benefits, if they were payable under the Cash Balance Plan. Supplemental Benefits, shall be distributed pursuant to the payment rules established by the Administrator pursuant to subsection 2.9 that are in effect at the time of payment. If a Covered Participant's Supplemental Benefits are to be paid in a lump sum or in installments pursuant to the rules described above, payment of the lump sum amount or the first installment, as the case may be, shall be made as soon as practicable after such benefits initially become payable. Remaining installments shall be paid as soon as practicable after the beginning of each subsequent installment period. If a Covered Participant's death occurs after the Covered Participant's employment termination date but prior to payment of the Covered Participant's entire Supplemental Benefits, the unpaid portion of the Covered Participant's Supplemental Benefits shall continue to be paid to the Covered Participant's Beneficiary as soon as practicable after the Covered Participant's death. Notwithstanding the preceding provisions of this subsection 2.8, but subject to the requirements of subsection 2.9, the Administrator shall have the authority to delay the payments of amounts otherwise required to be paid in accordance with this subsection 2.8 to the extent necessary to avoid a limitation on the deductibility of the payment or any portion thereof under Section 162 (m) of the Internal Revenue Code of 1986, as amended.

2.9. Administrator Payment Rules. The Administrator shall establish "Payment Rules" incorporating objective standards that shall govern the form of payment of Supplemental Benefits. A copy of the Payment Rules, certified by the Administrator, shall be filed with the Secretary of the Company. The Administrator may at any time adopt modified Payment Rules, but such modified Payment Rules shall not become effective until the calendar year next following the calendar year in which a copy of the modified Payment Rules, certified by the Administrator, has been filed with the Secretary of the Company. Such modified Payment Rules also shall apply to subsequent calendar years unless those rules are further modified and filed in the manner described above.

2.10. Payment of Supplemental Death Benefits. Supplemental Death Benefits that become payable to a Covered Participant's Beneficiary because of the Covered Participant's death shall be paid in a lump sum as soon as practicable after such death.

2.11. Effect of Deferred Compensation Plan. Subject to the limitations of this Supplemental Plan, solely for purposes of determining the amount of benefit payable under subsections 2.5 and 2.6, the amount of compensation which would have been paid to a Covered Participant, but for the Covered Participant's election to defer compensation under the Meredith Corporation Deferred Compensation Plan (effective as of February 1, 1994) shall be considered to have been paid to the Covered Participant at the time and in the manner such compensation would have been payable but for the Covered Participant's deferral election under the deferred compensation plan and shall be taken into account as if paid at that time in determining the amount which would have been payable to the Covered Participant under the Prior Defined Benefit Plan for purposes of subparagraphs 2.5 (a) and 2.6(a).

SECTION 3

Beneficiaries, Funding

3.1. Beneficiary. A Covered Participant's "Beneficiary" means the persons, corporations, trustees or executors (in such proportions) as are designated in writing by such Covered Participant and filed during such Covered Participant's lifetime with the Administrator. A designation may provide for successive Beneficiaries in the event of the death of the primary Beneficiary or an occurrence of a described event. A Covered Participant's designation may be changed by the Covered Participant from time to time by filing during such Covered Participant's lifetime a new designation with the Administrator, which shall automatically revoke all prior designations.

If a Covered Participant fails to designate a Beneficiary, or if the Beneficiary named predeceases the Covered Participant, any benefit under this Supplemental Plan payable after the Covered Participant's death shall be paid to the beneficiary determined for the Covered Participant under the provisions of the Cash Balance Plan.

3.2. Funding. Benefits payable under this Supplemental Plan to a Covered Participant or the Covered Participant's Beneficiary shall be paid directly by the Employers from their general assets in such proportions as the Company shall determine. The Employers shall not be required to segregate on their books or otherwise set aside or reserve any amount to be used for the payment of benefits under this Supplemental Plan.

SECTION 4

General Provisions

4.1. Employment Rights. Establishment of this Supplemental Plan shall not be construed to give any Covered Participant the right to be retained in the employ of the Company or any other Employer or to any benefits not specifically provided by this Supplemental Plan.

4.2. Interests Not Transferable. Except as to withholding of any tax under the laws of the United States or any state or municipality, the interests of Covered Participants and their Beneficiaries are not subject to the claims of their creditors and may not be voluntarily or involuntarily transferred, assigned, alienated or encumbered.

4.3. Controlling Law. The laws of Iowa shall be controlling in all matters relating to this Supplemental Plan.

4.4. Gender and Number. Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and the singular shall include the plural.

4.5. Action by the Company. Any action required of or permitted by the Company under this Supplemental Plan shall be by resolution of its Board of Directors or by a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolution of its Board of Directors or such committee.

4.6. Successor to the Company or Any Other Employer. The term "Company" as used in this Supplemental Plan shall include any successor to the Company by reason of merger, consolidation, the purchase or transfer of all or substantially all of the Company's assets, or otherwise. The term "Employer" as used in this Supplemental Plan with respect to the Company or any subsidiary of the Company shall include any successor to that corporation by reason of merger, consolidation, the purchase or transfer of all or substantially all of the assets of that corporation, or otherwise.

4.7. Facility of Payment. Any amounts payable hereunder to any person under a legal disability or who, in the judgment of the Administrator, is unable to properly manage his or her affairs may be paid to the legal representative of such person or may be applied for the benefit of such person in any manner which the Administrator may select.

SECTION 5

Amendment and Termination

While the Company expects to continue this Supplemental Plan, the Company must necessarily reserve and reserves the right to amend this Supplemental Plan from time to time or to terminate this Supplemental Plan at any time. However, no amendment of this Supplemental Plan nor the termination of this Supplemental Plan may cause the reduction or cessation of any benefits that, but for such amendment or termination, are payable under this Supplemental Plan, or would become payable under this Supplemental Plan after the date such amendment is made or the termination of this Supplemental Plan occurs, with respect to benefits accrued under the Cash Balance Plan and the Replacement Plan prior to such date and benefits that would have accrued under the Prior Defined Benefit Plan before that date on the basis of the assumptions described in subparagraphs 2.5(a) and 2.6(a) of this Supplemental Plan.